Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President & CFO
517/372-9200

Neogen reports record fourth quarter and year-end results

LANSING, Mich., July 22, 2008 – Neogen Corporation (NASDAQ: NEOG) today announced a 19% increase in revenues for its 2008 fiscal year, which ended May 31, and a continuation of the company’s outstanding record of profitability. Neogen’s net income increased 33% overall for FY 2008.

Neogen’s revenues surpassed $100 million for the first time in its history in FY 2008, coming in at $102,418,000, up from $86,138,000 in the company’s previous fiscal year. Net income per share was $0.81 in FY 2008, compared to $0.64 in the prior year. Both revenues and earnings for the 2008 fiscal year established new all-time highs for the 26-year-old company.

Neogen’s fourth quarter revenues increased 20% on a year-to-year comparison to $27,119,000. Quarterly net income per share was $0.21 for the final FY 2008 three-month period. In the prior year, the company’s fourth quarter revenues were $22,675,000 and net income was $0.16 per share. Neogen’s fourth quarter was the 61st consecutive profitable quarter from operations for the company, and the 65th quarter of the past 70 quarters to show increased revenues as compared with the previous year.

“The exceptional results that we are reporting today clearly indicate again that our mission of providing food and animal safety solutions is a sustainable strategy,” said James Herbert, Neogen’s chief executive officer and chairman. “Neogen is uniquely positioned to grow and prosper by helping the world’s food producers and processors meet the ever-increasing challenges—whether inside the farm gate, or anywhere throughout the processing and distribution activities.”

For the fourth quarter, operating income increased 46% to $4,693,000, and for the company’s 2008 fiscal year, Neogen’s operating income improved 33% to $18,019,000. Expressed as a percentage of revenues, operating income for FY 2008 improved to 17.6% compared to 15.7% in the prior year.

“Operationally, our fourth quarter was a truly extraordinary finish to another exceptional year for Neogen. In several of our divisions, year-end results exceeded what we considered to be optimistic budget projections when we began 2008,” said Lon Bohannon, Neogen’s president and chief operating officer. “More importantly, our outstanding fourth quarter performance and strong balance sheet provide a solid foundation from which to continue our growth momentum in the coming year.”

Neogen’s Food Safety segment led the company’s FY 2008 revenue increase with sales up 23% to $57,664,000. As none of Neogen’s FY 2008 acquisitions involved food safety products, this increase was comprised entirely of organic sales growth.

The company’s Scotland-based Neogen Europe operations experienced another outstanding year, recording four consecutive quarters of organic sales growth of more than 30%. Sales of dehydrated culture media, mycotoxin tests, food allergen diagnostic kits, and AccuPoint ATP sanitation test systems, were particularly strong, achieving overall growth rates ranging from 36% to 55% in FY 2008.

Neogen’s Soleris optical microbial detection technology had its second consecutive strong year under the company’s ownership, with overall organic sales growth of nearly 37%. Sales into the nutraceutical and food safety diagnostic markets were particularly successful, where a significant number of instruments were placed.

Another Food Safety group that had a spectacular year was Neogen’s Acumedia dehydrated culture media subsidiary. Acumedia’s organic sales growth of 52% in the fourth quarter helped generate an overall growth rate of 35% for the year. Sales to international accounts grew by 38% and sales to the traditional market achieved 34% growth.

Neogen’s dairy antibiotics group also had a very strong 2008, with sales up more than 25%. Favorable currency exchange had a positive impact on this business unit, but the company’s international distributor, Denmark-based Chr. Hansen, also contributed strong unit sales growth.

Revenues from the company’s Animal Safety segment grew 14% in the 2008 fiscal year. Successful integration of the Kane and Rivard acquisitions contributed approximately $5.4 million to FY 2008 sales growth. Acquired by Neogen in August 2007, Kane’s products include veterinary gloves, bovine hoofcare, and surgical supplies. In addition to the acquisitions, Animal Safety’s high margin diagnostic product lines achieved organic sales growth of 13% for the year. The launch of a new line of syringes and syringe/needle combos contributed to another year of double-digit organic growth for veterinary instruments.

Neogen’s financial performance continues to garner increased notice in the investment community, as the company was recently selected for the Russell 2000 Index when Russell reconstituted its comprehensive set of U.S. and global equity indexes. The Russell 2000 Index measures the performance of the small-cap segment of the domestic equity universe, and includes approximately 10% of all publicly traded companies in the United States with market capitalization ranging from $167 million to $2.7 billion.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		Year ended May 31
	2008	2007	2008	2007
Revenue
Food Safety	$15,596	$12,357	$57,664	$46,956
Animal Safety	11,523	10,318	44,754	39,182

Total revenue	27,119	22,675	102,418	86,138
Cost of sales	13,017	11,091	49,185	41,575

Gross margin	14,102	11,584	53,233	44,563
Other expenses
Sales & marketing	5,567	4,946	20,648	18,463
Administrative	3,018	2,785	10,927	9,301
Research & development	824	645	3,639	3,295

Total other expenses	9,409	8,376	35,214	31,059

Operating income	4,693	3,208	18,019	13,504
Other revenue	7	244	479	371

Income before tax	4,700	3,452	18,498	13,875
Income tax	1,525	1,149	6,400	4,750

Net income	$3,175	$2,303	$12,098	$9,125
Net income per diluted share(1)	$0.21	$0.16	$0.81	$0.64
Other information:
Shares to calculate per share(1)	14,837	14,350	14,999	14,161
Depreciation & amortization	$933	$794	$3,516	$2,840
Interest income (expense)	85	150	442	358
Gross margin (% of sales)	52.0%	51.1%	52.0%	51.7%
Operating income (% of sales)	17.3%	14.1%	17.6%	15.7%
Revenue increase vs. FY 2007	19.6%		19.0%
Net income increase vs. FY 2007	37.9%		32.6%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31 2008	May 31 2007
Assets
Current assets
Cash & investments	$14,270	$13,424
Accounts receivable	19,384	14,914
Inventory	27,799	19,116
Other current assets	4,178	3,644

Total current assets	65,631	51,098
Property & equipment	16,889	16,402
Goodwill & other assets	43,837	37,784

Total assets	$126,357	$105,284

Liabilities & Stockholders’ Equity
Current liabilities	$11,136	$10,038
Long-term lines of credit	—	—
Other long-term liabilities	3,973	3,301
Stockholders’ equity—shares outstanding 14,518 in 2008 & 14,021 in 2007(1)	111,248	91,945

Total liabilities & stockholders’ equity	$126,357	$105,284

(1)	Reflects effect of Sept. 4, 2007, 3-for-2 stock split

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